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                                                                      EXHIBIT IV

                            MARLIN INVESTORS, L.L.C.
                           1000 Louisiana, Suite 4900
                              Houston, Texas 77002

                               September 14, 1997

Adam Weiss
Donaldson, Lufkin & Jenrette
   Securities Corporation
277 Park Avenue
New York, NY   10172

                  RE:      FLOTEK FEE SHARES

Dear Adam:

         In connection with the proposed investment by Marlin Investors, L.L.C., a Delaware limited liability company ("Marlin"), in Flotek Industries, Inc., an Alberta corporation listed on the Vancouver Stock Exchange ("Flotek"), you would be entitled to a finders fee from Flotek in the form of 233,333 shares of Common Stock of Flotek (the "Fee Shares"). You have agreed to waive your right to the Fee Shares in favor of Marlin, for which you will receive no consideration. Any investment by you in Marlin will be on the same terms as those offered to other investors.

         Due to certain restrictions imposed by Canadian securities laws and the policies of the Vancouver Stock Exchange, Flotek has informed us that it will not be able to issue the Fee Shares directly to Marlin. The Fee Shares must by issued to you, and may not be transferred on the books of Flotek until September 14, 1998 (one year after the date as of which the investment by Marlin is to be made).

         Therefore, in order to both effect your intention to waive your right to the Fee Shares in favor of Marlin and comply with the Canadian laws and Vancouver Stock Exchange policies noted above, you agree to deliver the Fee Shares to Marlin immediately after you receive them from Flotek, together with a fully executed stock power in favor of Marlin. After September 14, 1998, Marlin will cause the transfer of the Fee Shares to Marlin to be registered on the books of Flotek.

                               Page 20 of 94 Pages


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         If the foregoing accurately represents your understanding of our agreement, please sign this letter in the space provided below.

                                            Very truly yours,

                                            /s/ WILLIAM R. ZIEGLER
                                            ----------------------
                                            William R. Ziegler, Managing Member

AGREED:

/s/ ADAM WEISS
---------------
Adam Weiss

                               Page 21 of 94 Pages